As filed with the Securities and Exchange Commission on May 9, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DST SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	43-1581814 (I.R.S. Employer Identification Number)

333 West 11th Street, 5th Floor
Kansas City, Missouri 64105-1594
(Address of principal executive offices) (ZIP code)

DST SYSTEMS, INC.
401(k) PROFIT SHARING PLAN
(Full title of the plan)

Randall D. Young, Esq.
Vice President, General Counsel and Secretary
DST Systems, Inc.
333 West 11th Street, 5th Floor
Kansas City, Missouri 64105-1594

(Name and address of agent for service)

(816) 435-1000

(Telephone number, including area code, of agent for service)

Copies to:

Thomas J. Lynn

Stinson Morrison Hecker LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

(816) 691-3240

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum Offering price per share (2)		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,000,000	$53.255	(3)	$53,255,000	$6,103.02
Interests in the Plan (4)						(5)

(1)	Includes associated rights to purchase Series A Preferred Stock of the Registrant.

(2)

This Registration Statement also covers an indeterminate number of additional shares which may be necessary to adjust the above-referenced plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding stock.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933 based on the average of the high and low prices of a share of Common Stock of DST Systems, Inc. reported for trading on the New York Stock Exchange on May 8, 2012.

(4)	To the extent that the interests in the Plan constitute securities, pursuant to Rule 416(c), this Registration Statement shall be deemed to register an indeterminate amount of interests in the Plan.

(5)	Pursuant to Rule 457(h)(2), no registration fee is required with respect to the interests in the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by DST Systems, Inc. (“DST or the “Registrant”), to register an additional 1,000,000 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”) and associated preferred stock purchase rights, which are available for issuance under DST Systems, Inc. 401(k) Profit Sharing Plan, as amended (the “Plan”).

The Registrant currently has an effective registration statement filed on Form S-8 relating to the Plan.  Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this registration statement the entire contents of, including all documents incorporated by reference or deemed incorporated by reference into, its registration statement on Form S-8 (File No. 333-111940) filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2004 with respect to the Plan.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed by the Registrant with the Commission are incorporated in and made a part of this Registration Statement by reference, as of their respective dates:

(a)                                  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011, filed February 29, 2012, and any amendments thereto (including, if applicable, information specifically incorporated by reference into the Registrant’s Form 10-K from the Registrant’s definitive proxy statement and annual report to stockholders);

(b)                                 The Plan’s Annual Report on Form 11-K for the Plan year ended December 31, 2010, filed June 26, 2011, and any amendments thereto;

(c)                                  The Registrant’s Quarterly Report on Form 10-Q, filed May 9, 2012;

(d)                                 The Registrant’s Current Reports on Form 8-K, filed February 7, 2012 and April 3, 2012;

(e)                                  The description of the Registrant’s common stock in the Registrant’s Registration Statement on Form 8-A dated October 30, 1995, as amended by Amendment No. 1 on Form 8-A12B/A dated March 14, 2003 and any amendment or report filed for the purposes of updating such description;

(f)                                    The description of the Preferred Stock Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A dated October 18, 2005;

(g)                                 The Amended and Restated Rights Agreement by and between the Registrant and Computershare Trust Company, N.A. dated as of August 5, 2011, which is attached as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q filed August 8, 2011;

(h)                                 The Assignment, Acceptance and Consent dated as of November 7, 2001 by and among the Registrant, State Street Bank and Trust Company, and EquiServe Trust Company, N.A. (currently, Computershare Trust Company, N.A.), and pertaining to the Rights Agreement, which is attached as Exhibit 4.3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001; and

(i)                                     All other reports subsequently filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement related to this Registration Statement, which indicates that all securities registered thereunder have been sold or which deregisters all of the securities then remaining unsold.

ITEM 8.  EXHIBITS

The exhibits are listed in the Exhibit Index of this registration statement, which Exhibit Index is incorporated herein by reference.

The securities being registered hereby for the Plan are not original issuance securities. Pursuant to Form S-8, Part II, Item 8(a), an opinion of counsel as to the legality of the shares purchased under the Plan is, accordingly, not required.

In lieu of an opinion of counsel concerning the compliance with the requirements of ERISA and an Internal Revenue determination letter that the plan is qualified under Section 401 of the Internal Revenue Code, the Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES AND POWER OF ATTORNEY

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 8, 2012.

DST SYSTEMS, INC.

By	/S/ KENNETH V. HAGER
Kenneth V. Hager
Vice President, Chief Financial Officer and Treasurer

Each person whose signature appears below hereby constitutes and appoints each of the Registrant’s Chief Executive Officer, General Counsel and Chief Financial Officer (currently Thomas A. McDonnell, Randall D. Young and Kenneth V. Hager, respectively) as such person’s true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any exchange on which the Registrant’s stock registered hereunder is traded, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ THOMAS A. MCDONNELL	Chief Executive Officer (Principal Executive	May 8, 2012
Thomas A. McDonnell	Officer) and Director

/S/ A. EDWARD ALLINSON	Director	May 8, 2012
A. Edward Allinson

/S/ SAMUEL G. LISS	Director	May 8, 2012
Samuel G. Liss

/S/ LOWELL L. BRYAN	Director	May 8, 2012
Lowell L. Bryan

/S/ TRAVIS E. REED	Director	May 8, 2012
Travis E. Reed

/S/ GEORGE L. ARGYROS	Director	May 8, 2012
George L. Argyros

/S/ ROBERT T. JACKSON	Director	May 8, 2012
Robert T. Jackson

/S/ LAWRENCE M. HIGBY	Director	May 8, 2012
Lawrence M. Higby

/S/ KENNETH V. HAGER	Vice President, Chief Financial	May 8, 2012
Kenneth V. Hager	Officer, and Treasurer (Principal Financial Officer)

/S/ GREGG WM. GIVENS	Vice President and Chief Accounting	May 8, 2012
Gregg Wm. Givens	Officer (Principal Accounting Officer)

THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 8, 2012.

DST SYSTEMS, INC.

By	/S/ KENNETH V. HAGER
Kenneth V. Hager, Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT

4.1

Paragraphs fourth, fifth, sixth, seventh, tenth, eleventh, and twelfth of DST’s Amended Delaware Certificate of Incorporation, as restated, which is attached as Exhibit to DST’s Registration Statement on Form S-1 filed on 3.1 September 1, 1995 (Registration No. 33-96526) (the “IPO Registration Statement”), as amended by DST’s Certificate of Amendment of Certificate of Incorporation dated May 9, 2000, which is attached as Exhibit 3.1 to DST’s Form 10-Q for the quarter ended March 31, 2000 (Commission File No. 1-14036), and further amended by DST’s Certificate of Amendment of Certificate of Incorporation dated May 11, 2004, which is attached as Exhibit 3.1 to DST’s Form 10-Q for the quarter ended June 30, 2004 (Commission File No. 1-14036), are hereby incorporated by reference as Exhibit 4.1.

4.2

Article I, Sections 1, 2, 3 and 11 of Article II, Article V, Article VIII, Article IX of DST’s Amended and Restated Bylaws, dated as of May 10, 2010, which are attached as Exhibit 3.1 to DST’s Current Report on Form 8-K filed on May 17, 2010 (Commission File No.1-14036), are hereby incorporated as Exhibit 4.2.

4.3

The Certificate of Designations dated October 16, 1995, establishing the Series A Preferred Stock of DST, which is attached as Exhibit 4.3 to DST’s IPO Registration Statement, is hereby incorporated by reference as Exhibit 4.3.

4.4

The summary of the preferred stock purchase rights set forth in DST’s Registration Statement on Form 8-A dated November 15, 1995 (Commission File No. 1-14036) in connection with the listing of the preferred stock purchase rights on the New York Stock Exchange, as amended by Amendment No. 1 on Form 8-A12B/A dated July 30, 1998 (SEC File No. 1-14036), Amendment No. 2 on Form 8-A12B/A dated September 27, 1999 (SEC File No. 1-14036), Amendment No. 3 on Form 8-A12B/A dated November 26, 2001 (SEC File No. 1-14036), Amendment No. 4 on Form 8-A12B/A dated March 14, 2003 (SEC File No. 1-14036); and Amendment No. 5 of Form 8-A12B/A dated March 4, 2005 (SEC File No. 1-14036), is hereby incorporated by reference as Exhibit 4.4.

4.5

Rights Agreement as amended and restated as of August 5, 2011 (the “Rights Agreement”), between DST and Computershare Trust Company, N.A., as rights agent, which is attached as Exhibit 4.1 to DST’s Form 10-Q for the period ended June 30, 2011 (SEC File No. 1-14036), is hereby incorporated by reference as Exhibit 4.5.

4.6

The description of DST’s common stock, par value $0.01 per share, set forth in DST’s Registration Statement on Form 8-A dated October 30, 1995 (Commission File No. 1-14036), as amended by Amendment No. 1 on Form 8-A12B/A dated March 14, 2003, is hereby incorporated by reference as Exhibit 4.6.

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of the Registration Statement).

99.1	DST Systems, Inc. 401(k) Profit Sharing Plan